RUBIO’S RESTAURANTS, INC.

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

This AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into by and between Rubio’s Restaurants, Inc., a Delaware corporation (the “Company”), and Marc S. Simon, an individual (the “Executive”), dated as of January 8, 2010.

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 1(a) of this Agreement).

WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with certain benefits upon Executive’s Involuntary Termination within the twelve (12) month period immediately following a Change in Control.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.           Certain Definitions.

(a)           “Change of Control” shall mean the occurrence of any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Exchange Act of 1934, as amended), entity or group of persons acting in concert; (ii) any person or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (iii) a merger, consolidation or other transaction of the Company with or into any other corporation, entity or person, other than a transaction in which the holders of at least 50% of the shares of capital stock of the Company outstanding immediately prior thereto continue to hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such transaction; or (iv) a contest for the election or removal of members of the Board of Directors of the Company that results in the removal from the Board of at least 50% of the incumbent members of the Board.

(b)           “Involuntary Termination” shall mean (i) the termination of Executive’s employment by the Company (or the surviving entity following a Change of Control) for reasons other than for Cause or (ii) Executive’s resignation for Good Reason, as those terms are defined below.

(c)           “Good Reason” shall mean Executive’s resignation within sixty (60) days after the occurrence of any of the following events without Executive’s consent: (i) a material reduction in the aggregate level of Executive’s base salary and incentive compensation opportunity (other than Company-wide reductions or reductions generally applicable to positions of comparable management authority within the surviving entity following a Change of Control); (ii) a material reduction of Executive’s duties, responsibilities and requirements so that Executive’s duties are no longer consistent with Executive’s position immediately prior to a Change of Control; or (iii) relocation of Executive’s primary place of employment by the Company (or the surviving entity following a Change of Control) to a facility or location more than fifty (50) miles from Executive’s primary place of employment immediately prior to the Change in Control.

(d)           “Cause” shall mean Executive’s: (i) acts of theft, embezzlement, fraud, material dishonesty or misappropriation of any of the Company’s (or a surviving entity’s following a Change of Control) property, or conviction for, or the entry of a plea of guilty or nolo contendere to, any felony, or to any other crime involving dishonesty, moral turpitude, fraud or embezzlement; (ii) breach of Company’s Nondisclosure or Confidentiality Agreement, which shall not be subject to any cure; (iii) breach of any material provision of any written agreement between the Executive and the Company (or the surviving entity following a Change of Control), other than a breach as described in subsection (ii) above, and the failure of Executive to cure such beach, if susceptible to cure, within ten (10) days following Executive’s receipt of written notice of such breach; (iv) failure or refusal to perform, or material negligence in the performance of, Executive’s duties to the Company (or the surviving entity following a Change of Control), or refusal or failure to follow or carry out any reasonable direction of the board of directors of the Company (or of the applicable supervisory personnel of the surviving entity following a Change of Control), which failure or refusal, if susceptible to cure, remains uncured or continues or recurs after ten (10) days following Executive’s receipt of written notice specifying the nature of such failure or refusal; (v) inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a mental or physical disability; or (vi)  death.

2.           Severance Package for Involuntary Termination Following a Change in Control.  If, Executive is subject to Involuntary Termination during the twelve (12) month period immediately following a Change in Control, the Company shall provide Executive with a “Severance Package” that shall include (a) a “Severance Payment” equivalent to twelve (12) months of Executive’s base salary in effect immediately prior to the Change in Control, payable in accordance with Company’s first regular payroll cycle occurring sixty (60) days following the termination date; and (b)  the Company’s payment of the premiums required to continue Executive’s group health care coverage for a period of twelve (12) months following Executive’s termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period.  In addition, if Executive’s spouse and/or dependents were enrolled in the Company’s group health plan on the effective date of Executive’s separation from the Company, the Company will pay the COBRA premiums for Executive’s eligible dependents during the same severance period, but only to the same extent that such dependents’ premiums under such plan were paid by the Company prior to the effective date of Executive’s separation from the Company.  The provisions in this Agreement will not affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable premiums during the severance period will be credited as payment by Executive for purposes of Executive’s payment required under COBRA.  At the conclusion of the severance period, Executive will be responsible for the entire payment of premiums required under COBRA for the remaining duration of Executive’s and Executive’s dependents’ eligibility for COBRA, if any.  Nothing in this letter shall restrict the ability of the Company or its successor from changing the provider and/or some or all of the terms of such health insurance plan, provided that all similarly situated participants are treated the same.  Executive will only receive the Severance Package if Executive:  (i) complies with all surviving provisions of this Agreement; (ii) executes a full general release in a form acceptable to the Company (or the surviving entity following a Change of Control), releasing all claims, known or unknown, that Executive may have against the Company (and the surviving entity following a Change of Control) arising out of or any way related to Executive’s employment or termination of employment with Company (or the surviving entity), and such release has become effective in accordance with its terms prior to the sixtieth (60th) day following the termination date; (iii) agrees to cooperate and assist the Company with pending litigation during the twelve (12) month period Executive is receiving benefits pursuant to the Severance Package; and (iv) agrees not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company (or the surviving entity following a Change of Control).

3.           Application of Section 409A.

(a)           Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (“Section 409A”) shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of Section 409A.  Further, to the extent that the Executive is a “specified employee” within the meaning of Section 409A as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is the first (1st) day of the seventh (7th) month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service.  All such amounts that would, but for this Section 3, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)           The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A.  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A.  The Company and the Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties.  Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement.  However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this Agreement.

4.           At-Will Employment.  Nothing in this Agreement is intended to or should be construed to contradict, modify or alter the at-will nature of Executive’s employment with Company.  Executive’s employment with Company remains at-will, is not for any specified period, and may be terminated at any time, with or without Cause or advance notice, by either Executive or Company pursuant to the terms of this Agreement.  Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and Company’s CEO.

5.           No Other Severance.  Executive acknowledges and agrees that to the extent Executive is entitled to receive any benefits under this Agreement, Executive hereby waives his rights, if any, to receive any benefits pursuant to any other agreement or plan providing for severance or similar benefits.

6.           Escrow Account  Immediately prior to a Change of Control transaction, the Company agrees to establish and maintain an escrow account upon the reasonable request of the Executive, pursuant to which the Company shall escrow such amount of funds required to pay the Executive the maximum amount of severance payments which the Executive may become legally entitled to following a Change of Control transaction.

7.           Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

8.           Applicable Law.  The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

9.           Entire Agreement; Modification.  This Agreement is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter.  This Agreement may be amended only by a written instrument executed by all parties hereto.

Dated: January 8, 2010	By:	/s/ Marc S. Simon
Marc S. Simon

Dated: January 8, 2010	Rubio’s Restaurants, Inc.

	By:	/s/ Daniel E. Pittard
Daniel E. Pittard
President and Chief Executive Officer